Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Michael R. Sayre

Executive Vice President & CFO
(614) 748-1150
Michael.Sayre@pinnacle.com

PDSI REPORTS RESULTS FOR 2005 SECOND QUARTER

COLUMBUS, Ohio (July 27, 2005) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for the second quarter ended June 30, 2005.

John D. Bair, Chairman and CEO, commented, “Our quarterly results do not reflect the progress we made towards accelerating our future growth in both sales and earnings by increasing our order backlog and sales pipeline and beginning work on an attractive acquisition opportunity during the quarter. We are optimistic about our longer term potential and confident in our ability to capitalize on it.” Mr. Bair continued, “We expected a year-over-year decline in sales and earnings in the second quarter of 2005 due to shipments on two record orders in 2004. Sales for the second quarter came in a little lower than we expected due to slower than anticipated orders for current product programs and some longer closure rates for new product sales. That contributed to a $0.01 loss per share as we continued to invest in targeted sales and marketing initiatives that are responsible for our increasing pipeline. We believe the slow-down we experienced in the second quarter is economy-based rather than an alteration in the trend toward business process outsourcing by Fortune Global 500 companies, which we believe the company is well positioned to benefit from over the long-term.”

Sales for the second quarter of 2005 declined 38% to $6.9 million from the quarterly record $11.3 million set in the second quarter of 2004. Gross profit for the second quarter of 2005 was $1.6 million versus $2.7 million for the same period of 2004 due to the lower sales volume and changes in mix.

Sales for the six months ended June 30, 2005, totaled $14.4 million, a decrease of 21% compared to $18.3 million for the comparable period ended June 26, 2004. Gross profit for the first half of 2005 was $3.7 million, a 26% decrease from $5.0 million for the first half of 2004. The decline in sales and gross profit was due to the lower sales volume and some mix changes.

Operating expenses, including selling, general and administrative (SG&A) expenses declined 7% to $1.7 million for the second quarter of 2005 compared to $1.8 million in the second quarter of 2004, as lower profitability-based expenses partially offset planned investment in sales, marketing and infrastructure. Operating expenses for the second quarter of 2005 were 24% of sales compared to 16% of sales in the comparable quarter of 2004.

In the first half of 2005, operating expenses declined 5% to $3.3 million compared to $3.4 million in the first half of 2004. Operating expenses for the first half of 2005 were 23% of sales compared to 19% of sales in the comparable quarter of 2004.

The Company posted a net loss of $38,000, or $0.01 per share, for the second quarter of 2005 compared to the record quarterly net income of $497,000, or $0.08 per diluted share earned in the second quarter of 2004.

Net income for the first half of 2005 was $208,000, or $0.03 per diluted share, compared to $860,000, or $0.14 per diluted share, for the first half of 2004.

Additional Operating Results

For the second quarter of 2005, product sales totaled $5.0 million, a decrease of 49% from $9.8 million in the second quarter of 2004 when two record orders, one for a medical equipment manufacturer and another for a telecommunications equipment provider, resulted in a record sales quarter. Gross profit on products declined to $612,000 in the second quarter of 2005 from $2.1 million in the same quarter of 2004 due to the lower product sales volume and changes in mix. The gross profit margin on product sales was 12% for the second quarter of 2005 compared to 22% for the second quarter of 2004.

For the first half of 2005, product sales totaled $10.3 million, a decrease of 32% from $15.2 million in the first half of 2004 when two record orders resulted in record six months sales. Gross profit on products declined to $1.4 million in the first half of 2005 from $3.7 million in the first half of 2004 due to the lower product sales volume and changes in mix. The gross profit margin on product sales was 14% for the first half of 2005 compared to 24% for the first half of 2004.

For the second quarter of 2005, service sales totaled $1.9 million, an increase of 29% from approximately $1.5 million in the second quarter of 2004, due to new repair and hardware management programs. Gross profit on service sales for the 2005 second quarter totaled $1.0 million, compared to $550,000 for the same period in 2004. The gross profit margin on service sales improved to 53% in the second quarter of 2005 from 37% in the 2004 second quarter due to higher service sales volume and increased operating leverage.

For the first half of 2005, service sales totaled $4.1 million, an increase of 32% from $3.1 million in the first half of 2004, due to new repair and hardware management programs. Gross profit on service sales for the first six months of 2005 totaled $2.2 million, compared to $1.2 million for the comparable period in 2004. The gross profit margin on service sales improved to 54% in the first half of 2005 from 40% in the 2004 first half due to higher service sales volume and increased operating leverage.

Highlights of the Quarter

During the second quarter of 2005, PDSi

•	announced that it has developed and released the first AMD Opteron™ processor-based server specifically designed to meet the stringent demands of telecommunication equipment providers (TEPs) and carriers,

•	exhibited the latest in high-performance telco grade servers and lifecycle management solutions at the SUPERCOMM 2005 tradeshow in Chicago, and

•	introduced an array of services for original equipment manufacturers confronted with the European Union and other global initiatives related to the use and disposal of hazardous substances in electronic equipment (commonly referred to as Restrictions on Hazardous Substances, or RoHS) at SUPERCOMM 2005.

Outlook

Michael R. Sayre, Executive Vice President and CFO, stated “We anticipate that sales for the second half of 2005 will be stronger than the first six months of this year and that the company will be profitable for the year 2005. The rate of sales growth is currently being negatively influenced by customer orders below forecast and delayed customer decisions on implementing new programs. However, our backlog at the beginning of the third quarter of 2005 is strong and is expected to contribute to improved earnings (before one-time costs related to a planned acquisition) compared to the third quarter of 2004.”

Mr. Sayre continued, “We have been searching for acquisitions that would add to the diversity of our customer base and/or capabilities, and that may also bring people or technologies that would improve upon the scalability of our organization. On July 6, 2005 we announced the execution of a non-binding Letter of Intent to acquire the assets and assume certain liabilities of privately-held GNP Computers, Inc. (GNP). GNP is similar to PDSi in that it offers computer system design, manufacturing and lifecycle management for OEMs in a broad range of industries. While there is some overlap in customers and capabilities, GNP provides significant product programs to similar customers that PDSi does not currently serve, as well as more mature product development and manufacturing capabilities that complement PDSi’s current product and service lines. We are actively engaged in due diligence on this acquisition and currently anticipate closing the transaction during the third quarter of 2005.”

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. John D. Bair, Chairman and CEO, Christopher L. Winslow, President and COO, and Michael R. Sayre, Executive Vice President and CFO, will discuss the Company’s second quarter results and its growth strategy.

The telephone number to participate in the conference call is (800) 867-0448. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides product lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, computer, industrial, imaging and defense equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding an increase in the Company’s pipeline of future business, the Company’s benefit from any trend toward business process outsourcing, the Company’s achievement of its long-term financial growth and profitability goals, the Company’s sales, earnings and profitability expectations for the second half of 2005 and regarding the closing of the acquisition of GNP Computers, whether in the third fiscal quarter of 2005 or otherwise. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, risks associated with the Company’s new business practices, processes and information systems, a material adverse change in GNP Computers’ business or the discovery of other information which would affect the viability of post-closing operations, and the inability to obtain any necessary consents, restructure debt obligations, overcome integration issues and resolve business terms relating to the GNP Computers transaction. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

	June 30, 2005	December 31, 2004
($ thousands)	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$16	$15
Accounts receivable, net of allowance for doubtful accounts of $30,000 and $20,000, respectively	4,729	4,398
Inventory	5,607	4,080
Prepaid expenses	185	240
Refundable income taxes	266	171
Deferred income taxes	477	477

	11,280	9,381

PROPERTY AND EQUIPMENT
Leasehold improvements	325	310
Furniture and fixtures	390	383
Computer equipment and related software	2,648	2,482
Shop equipment	586	568

	3,949	3,743
Less accumulated depreciation and amortization	3,017	2,772

	932	971

OTHER ASSETS	24	23

	$12,236	$10,375

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

	June 30 2005	December 31, 2004
($ thousands)	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$3,236	$2,525
Accounts payable	2,411	2,177
Accrued expenses:
Wages, payroll taxes, and benefits	420	296
Other	265	207
Unearned revenue	74	14

	6,406	5,219

LONG-TERM LIABILITIES
Deferred income taxes	101	101

	6,507	5,320

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,870,056 and 5,628,806 shares issued and outstanding, respectively	2,594	2,266
Additional paid-in capital	681	543
Retained earnings	2,454	2,246

	5,729	5,055

	$12,236	$10,375

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF OPERATIONS

	For the Quarter Ended		For the Two Quarters Ended
	June 30, 2005	June 26, 2004	June 30, 2005	June 26, 2004
($ thousands, except per share totals)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

SALES
Product sales	4,998	9,775	10,303	15,204
Service sales	1,946	1,505	4,134	3,123

	6,944	11,280	14,437	18,327

COST OF SALES
Product sales	4,386	7,649	8,869	11,495
Service sales	914	955	1,902	1,879

	5,300	8,604	10,771	13,374

GROSS PROFIT	1,644	2,676	3,666	4,953

OPERATING EXPENSES	1,674	1,799	3,271	3,440

INCOME/(LOSS) FROM OPERATIONS	(30)	877	395	1,513

OTHER EXPENSE
Interest expense	33	33	61	55

INCOME/(LOSS) BEFORE INCOME TAXES	(63)	844	334	1,458

INCOME TAX EXPENSE/(BENEFIT)	(25)	347	126	598

NET INCOME/(LOSS)	$(38)	$497	$208	$860

BASIC EARNINGS/(LOSS) PER SHARE	$(0.01)	$0.09	$0.04	$0.16

DILUTED EARNINGS/(LOSS) PER SHARE	$(0.01)	$0.08	$0.03	$0.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,833,753	5,553,813	5,780,083	5,547,181

Diluted	5,833,753	6,191,224	6,272,914	6,094,364

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

	For the Two Quarters Ended
	June 31, 2005	June 26, 2004
($ thousands)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$208	$860

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	246	290
Provision for doubtful accounts	10	—
Inventory reserves	186	119
(Increase)/decrease in assets:
Accounts receivable	(341)	(779)
Inventory	(1,712)	(1,897)
Prepaid expenses and other assets	53	119
Refundable income taxes	42	—
Increase/(decrease) in liabilities:
Accounts payable	567	324
Accrued expenses and taxes	188	501
Unearned revenues	60	16

Total adjustments	(701)	(1,307)

Net cash used in operating activities	(493)	(447)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment	(206)	(81)

Net cash used in investing activities	(206)	(81)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	711	452
Outstanding check in excess of funds on deposit	(333)	17
Principal payments on capital lease obligation	(6)	—
Proceeds from stock options exercised	328	62

Net cash provided by financing activities	700	531

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Two Quarters Ended
	June 30, 2005	June 26, 2004
($ thousands)	(Unaudited)	(Unaudited)

INCREASE IN CASH	1	3

CASH - Beginning of quarter	15	12

CASH - End of quarter	$16	$15

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$57	$53

Income taxes paid, net of refunds	$84	$550

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Inventory capitalized as computer equipment	$—	$43

Income tax benefit from stock option plans credited to Additional paid-in-capital	$137	$—

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2005